CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Commission File No. 333-129814) of T&T of our report dated June 22, 2005 relating to the net assets available for benefits at December 31, 2004 of the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Florham Park, New Jersey

June 23, 2006